UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2006
ASSURANCEAMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-06334	87-0281240

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

RiverEdge One, Suite 600
5500 Interstate North Parkway
Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
(770) 952-0200 x 259

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 8, 2006, AssuranceAmerica Managing General Agency, LLC, (“MGA”) a wholly owned subsidiary of AssuranceAmerica Corporation (“Company”), entered into an Executive Employment Agreement (“Agreement”) with Mr. Joseph J. Skruck, President of MGA and a Senior Vice President of the Company (“Executive”).
Other than termination for cause, or as a result of death or disability, the Agreement provides that in the event of termination, the Executive shall be: (i) paid a separation payment equal to his current annual base salary paid in twelve equal installments and (ii) reimbursed for his COBRA premium until the earliest of twelve months or his eligibility to participate in a group health plan of another employer. Additionally, if such termination is within twelve months of a change in control of the Company, all outstanding stock options shall become vested and may be exercised within thirty days of the termination date at which time they will expire if not exercised.
All severance benefits are conditional upon the execution by Executive of a Release Agreement in a form prepared by the Company and compliance with certain covenants regarding trade secrets and confidential information, work product, and non-recruitment of employees.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 14, 2006	ASSURANCEAMERICA CORPORATION
	By:	/s/ Mark H. Hain
Mark H. Hain, Senior Vice President and General Counsel

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